UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                               (Amendment No. _)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                   TiVo, Inc.
                                   ----------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   888706 10 8
                                   -----------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]        Rule 13d-1(b)

         [X]        Rule 13d-1(c)

         [ ]        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 888706 10 8                                                13G                                Page 2 of 17 Pages
         ------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Partners VII, L.P.  94-3244086
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none

                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     4,217,204

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              11.2%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 2 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 888706 10 8                                                13G                                Page 3 of 17 Pages
         ------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Management VII, L.P.  94-3244085
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none

                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     4,217,204
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     4,217,204

---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              11.2%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                         Page 3 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 888706 10 8                                                13G                                Page 4 of 17 Pages
         ------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              IVP Founders Fund I, L.P.  94-3231480
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none

                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     4,217,204
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     4,217,204

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              11.2%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                         Page 4 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 888706 10 8                                                13G                                Page 5 of 17 Pages
         ------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Samuel D. Colella  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,217,204

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                         Page 5 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                             888706 10 8                    13G                                Page 6 of 17 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Reid W. Dennis  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             0
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     0
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN

------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                         Page 6 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                             888706 10 8                    13G                                Page 7 of 17 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Mary Jane Elmore  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             100
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     100
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,304
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 7 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                             888706 10 8                    13G                                Page 8 of 17 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Norman A. Fogelsong  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                         Page 8 of 17 Pages


-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                             888706 10 8                    13G                                Page 9 of 17 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Ruthann Quindlen  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                         Page 9 of 17 Pages


-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                             888706 10 8                    13G                                Page 10 of 17 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              L. James Strand  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        Page 10 of 17 Pages


-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                             888706 10 8                    13G                                Page 11 of 17 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              T. Peter Thomas  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                        Page 11 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                             888706 10 8                    13G                                Page 12 of 17 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Geoffrey Y. Yang  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             13,700
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     13,700
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,230,904
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                        Page 12 of 17 Pages


-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                             888706 10 8                    13G                                Page 13 of 17 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              William P. Tai            ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]

                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             0

                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     4,217,204

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     0
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,217,204
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                        Page 13 of 17 Pages

Item 1.

       (a)        Name of Issuer:           TiVo, Inc. ("TIVO")

       (b)        Address of Issuer's Principal Executive Offices:
                                            894 Ross Drive, Sunnyvale, CA  94089

Item 2.

       (a)        Name of Persons Filing:

                                            Institutional Venture Partners VII,
                                              L.P. ("IVP")
                                            Institutional Venture Management
                                              VII, L.P. ("IVM")
                                            IVP Founders Fund I, L.P. ("FFI")
                                            Samuel D. Colella ("SDC")
                                            Reid W. Dennis ("RWD")
                                            Mary Jane Elmore ("MJE")
                                            Norman A. Fogelsong ("NAF")
                                            Ruthann Quindlen ("RAQ")
                                            L. James Strand ("LJS")
                                            William P. Tai ("WPT")
                                            T. Peter Thomas ("TPT")
                                            Geoffrey Y. Yang ("GYY")

IVM is the General Partner of IVP. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT, & GYY are General Partners of IVM.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 2, Suite 290
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                                            IVP & IVM & FFI:  California
                                            SDC, RWD, MJE, NAF, RAQ, LJS, WPT,
                                            TPT, GYY:  United States

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number:             888706 10 8

Item 3.If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

      Instruction. Dissolution of a group requires a response to this item.



                              Page 14 of 17 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in IVP and IVM's Limited Partnership Agreements, the General Partners and Limited Partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]

[EXHIBITS]

[A:    Joint Filing Statement]


                              Page 15 of 17 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             February 1, 2000

INSTITUTIONAL VENTURE PARTNERS VII
By its General Partner,
Institutional Venture Management VII

IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI

INSTITUTIONAL VENTURE MANAGEMENT VII


--------------------------------
Geoffrey Y. Yang, General Partner

-------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
Mary Jane Elmore

--------------------------------
Norman A. Fogelsong

--------------------------------
Ruthann Quindlen

--------------------------------
L. James Strand

--------------------------------
William P. Tai

--------------------------------
T. Peter Thomas

--------------------------------
Geoffrey Y. Yang


                              Page 16 of 17 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:             February 1, 2000

INSTITUTIONAL VENTURE PARTNERS VII
By its General Partner,
Institutional Venture Management VII

IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI

INSTITUTIONAL VENTURE MANAGEMENT VII

--------------------------------
Geoffrey Y. Yang, General Partner

-------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
Mary Jane Elmore

--------------------------------
Norman A. Fogelsong

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Ruthann Quindlen

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L. James Strand

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William P. Tai

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T. Peter Thomas

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Geoffrey Y. Yang


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